Exhibit 99.1

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2018

2018 Third Quarter Highlights and Comparison with 2018 Second Quarter

  Net income of $36.3 million, or $0.16 per diluted share, compared to $31.0 million, or $0.14 per diluted share, for the second quarter of 2018.
  On a non-GAAP basis, adjusted net income of $34.7 million (which excludes the effect of events that are discussed in the Special Items section below and consists of items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts), compared to adjusted net income of $30.2 million for the second quarter of 2018.
  Net interest income increased by $2.0 million to $132.5 million, compared to $130.5 million for the second quarter of 2018, primarily due to the growth in the consumer loan portfolio and the use of liquidity to pay down borrowings and maturing brokered certificates of deposit. Net interest income also benefited from one additional day in the third quarter.
  Net interest margin was 4.54%, compared to 4.49% for the second quarter of 2018.
  Provision for loan and lease losses decreased by $8.0 million to $11.5 million, compared to $19.5 million for the second quarter of 2018. The decrease was primarily due to lower provisions on consumer and residential mortgage loans, partially offset by the effect of a $10.1 million charge associated with non-performing commercial and construction loans transferred to held for sale in the third quarter.
  Non-interest income decreased by $2.0 million to $18.5 million compared to $20.5 million for the second quarter of 2018, primarily due to a $2.7 million net loss from sales in the third quarter of $24.5 million of non-performing commercial and construction loans held for sale.
  Non-interest expenses increased by $0.7 million to $90.9 million, compared to $90.2 million for the second quarter of 2018, primarily due to higher professional service fees and occupancy and equipment costs.
  Income tax expense increased by $2.1 million to $12.3 million, compared to $10.2 million for the second quarter of 2018, primarily due to higher pre-tax earnings for the third quarter.

  Credit quality variances:
    Non-performing assets decreased in the quarter by $98.6 million, to $522.8 million as of September 30, 2018. The decrease was primarily due to the restoration to accrual status of a $35.7 million commercial and industrial loan, sales of $24.5 million of non-performing commercial and construction loans held for sale, and charge-offs totaling $12.5 million taken on non-performing commercial and construction loans transferred to held for sale in the third quarter.
    Non-performing loan inflows amounted to $32.0 million, compared to inflows of $105.2 million in the second quarter of 2018.
    The other real estate owned (“OREO”) portfolio balance decreased by $8.1 million, driven by sales of residential properties in Puerto Rico.
    The annualized net charge-off rate for the third quarter was 1.52%, compared to 1.07% for the second quarter of 2018. The increase was driven by the aforementioned charge-offs taken on loans transferred to held for sale. Approximately $10.9 million of consumer loan charge-offs recorded in the third quarter were attributable to previously-established hurricane-related qualitative reserves associated with Hurricanes Irma and Maria.
  Total deposits, excluding brokered CDs and government deposits, of $7.6 billion as of September 30, 2018, remained relatively flat compared with the second quarter of 2018 as the increase in demand deposits was offset by reductions in savings and retail CDs balances. The total average cost of non-brokered deposits increased in the third quarter only by 1 basis point to 0.64% compared to 0.63% for the second quarter of 2018.
  Brokered CDs decreased in the quarter by $148.9 million to $673.7 million as of September 30, 2018.
  Government deposits increased in the quarter by $87.0 million to $895.7 million as of September 30, 2018, reflecting increases of $60.2 million and $26.8 million in Puerto Rico and the Virgin Islands, respectively.
  Total loans increased in the quarter by $61.6 million to $8.8 billion as of September 30, 2018. The increase reflects growth of $76.1 million in the consumer loan portfolio, primarily in auto and personal loans in Puerto Rico, and $20.2 million in commercial and construction loans, partially offset by a decline of $34.7 million in residential mortgage loans. Excluding the effect of non-performing loans sold and charge-offs taken on loans transferred to held for sale in the third quarter, the commercial and construction loan portfolio in Puerto Rico increased by $14.1 million reflecting an increased volume of new commercial term loan originations. In addition, the commercial and construction loan portfolio in the Florida region grew by $48.3 million.
  Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), amounted to $794.6 million in the third quarter of 2018, compared to $726.8 million in the second quarter of 2018. The increase was reflected in all major loan categories, including a $37.2 million increase in commercial and construction loan originations, a $28.9 million increase in consumer loan originations, and a $1.7 million increase in residential mortgage loan originations.
  Total capital, common equity Tier 1 capital, Tier 1 capital, and leverage ratios of 23.85%, 20.13%, 20.54%, and 14.85%, respectively, as of September 30, 2018. Tangible common equity ratio of 15.22% as of September 30, 2018.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--October 25, 2018--First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $36.3 million, or $0.16 per diluted share, for the third quarter of 2018, compared to $31.0 million, or $0.14 per diluted share, for the second quarter of 2018 and a net loss of $10.8 million, or $0.05 per diluted share, for the third quarter of 2017.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “We are pleased to report another positive quarter of profitability and solid core financial results. Our net income of $36 million was up 17% from the second quarter and our pre-tax, pre-provision income was $60 million. The Puerto Rico economy continues to show improvement in key economic metrics and rebuilding activities are enabling our growth opportunities.

“Our loan portfolio grew this quarter even with meaningful organic reductions in resolution of non-performing assets. Loan originations and renewals for the third quarter were up in all major categories: commercial and construction increased to $423 million; consumer and auto loan originations increased to $316 million; and residential mortgage reached $142 million. Net of non-performing loan reductions, the performing loan book grew approximately $107 million in Puerto Rico and over $50 million in Florida. Our core deposits remained flat while improving the mix of non-interest bearing which now represents 25% of our deposit base. Increased investor demand and the excellent work by our credit and special assets teams led to a reduction of non-performing assets of $98.6 million this quarter. Non-performing assets declined by 16% and now represent 4.3% of assets.

“We are excited to be celebrating our 70th Anniversary as a Puerto Rico corporation and this October also marks our 25th year as a listed Company on the New York Stock Exchange. September marked another anniversary for the corporation, one year since the devastating storms that ravished our markets. We are very pleased with the progress achieved, and of what our team has been able to accomplish and our contribution to the recovery. Over the past year, our dedicated employees volunteered significant hours to support our communities, we originated and renewed approximately $3.0 billion in loans and credit facilities, we grew our core deposits by $1.0 billion, or 13%, reduced our non-performing assets by 18%, and today our total capital exceeds $1.9 billion. Every key metric has moved in a positive direction and capital continues to build. With the economic recovery still underway we remain realistic about the remaining challenges, but optimistic about growth opportunities in our market as our franchise continues to deliver solid operating results.”

SPECIAL ITEMS

The financial results for the third and second quarters of 2018 and the third quarter of 2017 include the following items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts (the “Special Items”):

Quarter ended September 30, 2018

  A $2.7 million ($1.7 million after-tax) positive effect in earnings related to a $2.8 million loan loss reserve release in connection with revised estimates of the hurricane-related qualitative reserves associated with the effects of Hurricanes Irma and Maria, primarily related to consumer loans, and a $0.5 million gain from hurricane-related insurance proceeds resulting from insurance recoveries in excess of fixed asset impairment charges, partially offset by $0.5 million of hurricane-related expenses recorded in the third quarter.

Quarter ended June 30, 2018

  A $1.4 million ($0.9 million after-tax) positive effect in earnings related to a $2.1 million loan loss reserve release in connection with revised estimates of the hurricane-related qualitative reserves associated with the effects of Hurricanes Irma and Maria, primarily related to commercial loans, partially offset by $0.7 million of hurricane-related expenses recorded in the second quarter.

Quarter ended September 30, 2017

  A $67.1 million ($41.0 million after-tax) adverse effect related to Hurricanes Irma and Maria, which includes the following items: (i) a $66.5 million charge to establish a hurricane-related qualitative reserve, and (ii) approximately $0.6 million of hurricane-related expenses related to hurricane relief efforts and assistance to employees. These amounts were partially offset by expected insurance recoveries of $1.7 million for compensation and rental costs that the Corporation incurred when Hurricanes Irma and Maria precluded employees from working during September 2017.
  A $1.4 million gain on the repurchase and cancellation of $7.3 million in trust preferred securities reflected in the statement of operations set forth below as “Gain on early extinguishment of debt.” The Corporation repurchased and cancelled the repurchased trust preferred securities, resulting in a commensurate reduction in the related Floating Rate Junior Subordinated Debenture. The Corporation’s purchase price equated to 81% of the $7.3 million par value. The 19% discount, plus accrued interest, resulted in the gain of $1.4 million. The gain, realized at the holding company level, had no effect on the income tax expense in 2017.
  Costs of $0.1 million associated with a secondary offering of the Corporation’s common stock by certain stockholders completed in the third quarter of 2017. The costs, incurred at the holding company level, had no effect on the income tax expense in 2017.

The following table reconciles for the third and second quarters of 2018 and the third quarter of 2017 the reported net income (loss) to adjusted net income, a non-GAAP financial measure that excludes the Special Items identified above:

	Quarter Ended	Quarter Ended	Quarter Ended
(In thousands)	September 30, 2018	June 30, 2018	September 30, 2017

Net income (loss), as reported (GAAP)	$36,323	$31,032	$(10,752)
Adjustments:
Hurricane-related loan loss reserve (release) provision	(2,781)	(2,057)	66,490
Hurricane-related gain from insurance proceeds	(478)	-	-
Hurricane-related expenses	533	654	599
Hurricane-related idle time payroll and rental costs expected insurance recoveries	-	-	(1,662)
Gain on repurchase and cancellation of trust preferred securities	-	-	(1,391)
Secondary offering costs	-	-	118
Income tax impact of adjustments (1)	1,063	547	(26,048)
Adjusted net income (Non-GAAP)	$34,660	$30,176	$27,354

(1) See Basis of Presentation for the individual tax impact for each reconciling item.

This press release includes certain non-GAAP financial measures, including adjusted net income, adjusted pre-tax, pre-provision income, adjusted net interest income and margin, certain capital ratios, and certain other financial measures that exclude the effect of items that management identifies as Special Items because they are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts, and should be read in conjunction with the discussion below in Basis of Presentation – Use of Non-GAAP Financial Measures and the accompanying tables (Exhibit A), which are an integral part of this press release.

INCOME BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

Income before income taxes for the third quarter of 2018 amounted to $48.7 million, compared to $41.2 million for the second quarter of 2018. The following table reconciles income (loss) before income taxes to adjusted pre-tax, pre-provision income for the last five quarters. Adjusted pre-tax, pre-provision income for the third quarter of 2018 amounted to $60.2 million, down $1.1 million from the second quarter of 2018:

(Dollars in thousands)	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017

Income (loss) before income taxes	$48,655	$41,191	$40,906	$26,377	$(19,150)
Add: Provision for loan and lease losses	11,524	19,536	20,544	25,703	75,013
Less: Gain on early extinguishment of debt	-	-	(2,316)	-	(1,391)
Less: Gain from hurricane-related insurance proceeds	(478)	-	-	-	-
Less: Hurricane-related idle time payroll and rental costs
expected insurance recoveries	-	-	-	(157)	(1,662)
Add: Hurricane-related expenses	533	654	1,596	1,945	599
Add: Secondary offering costs	-	-	-	-	118
Adjusted pre-tax, pre-provision income (1)	$60,234	$61,381	$60,730	$53,868	$53,527

Change from most recent prior quarter (amount)	$(1,147)	$651	$6,862	$341	$(1,486)
Change from most recent prior quarter (percentage)	-1.9%	1.1%	12.7%	0.6%	-2.7%

(1) See Basis of Presentation for additional information.

Adjusted pre-tax, pre-provision income is a non-GAAP financial measure that management believes is useful to investors in analyzing the Corporation’s performance and trends. This metric is income (loss) before income taxes adjusted to exclude the provision for loan and lease losses and any gains or losses on sales of investment securities and impairments. In addition, from time to time, earnings are adjusted also for additional items regarded as Special Items, such as hurricane-related expenses and insurance recoveries, the gain on the repurchase and cancellation of trust preferred securities, and the secondary offering costs reflected above, because management believes these items are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts. (See Basis of Presentation - Adjusted Pre-Tax, Pre-Provision Income for additional information about this non-GAAP financial measure).

NET INTEREST INCOME

Net interest income on a tax-equivalent basis is a non-GAAP financial measure. See Basis of Presentation – Net Interest Income on a Tax-Equivalent Basis below for additional information. The following table reconciles net interest income in accordance with GAAP to net interest income on a tax-equivalent basis for the last five quarters. The table also reconciles net interest spread and net interest margin on a GAAP basis to these items on a tax-equivalent basis.

(Dollars in thousands)
	Quarter Ended
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Net Interest Income
Interest income - GAAP	$157,492	$155,633	$149,418	$147,826	$147,995
Tax-equivalent adjustment	5,413	5,163	4,778	3,507	3,789
Interest income on a tax-equivalent basis	$162,905	$160,796	$154,196	$151,333	$151,784

Interest expense - GAAP	24,971	25,162	24,725	25,560	25,163

Net interest income - GAAP	$132,521	$130,471	$124,693	$122,266	$122,832

Net interest income on a tax-equivalent basis	$137,934	$135,634	$129,471	$125,773	$126,621

Average Balances
Loans and leases	$8,676,620	$8,693,347	$8,778,968	$8,806,036	$8,855,406
Total securities, other short-term investments and interest-bearing cash balances	2,892,148	2,959,281	2,720,438	2,593,716	2,395,298
Average interest-earning assets	$11,568,768	$11,652,628	$11,499,406	$11,399,752	$11,250,704

Average interest-bearing liabilities	$7,830,063	$8,054,865	$8,194,442	$8,411,399	$8,404,242

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.40%	5.36%	5.27%	5.14%	5.22%
Average rate on interest-bearing liabilities - GAAP	1.27%	1.25%	1.22%	1.21%	1.19%
Net interest spread - GAAP	4.13%	4.11%	4.05%	3.93%	4.03%
Net interest margin - GAAP	4.54%	4.49%	4.40%	4.26%	4.33%

Average yield on interest-earning assets on a tax-equivalent basis	5.59%	5.53%	5.44%	5.27%	5.35%
Average rate on interest-bearing liabilities	1.27%	1.25%	1.22%	1.21%	1.19%
Net interest spread on a tax-equivalent basis	4.32%	4.28%	4.22%	4.06%	4.16%
Net interest margin on a tax-equivalent basis	4.73%	4.67%	4.57%	4.38%	4.47%

Net interest income for the third quarter of 2018 amounted to $132.5 million, an increase of $2.0 million when compared to net interest income of $130.5 million for the second quarter of 2018. The increase in net interest income was mainly due to:

  A $2.0 million increase in interest income on consumer loans, primarily due to an increase of $63.5 million in the average balance of this portfolio. The aggregate average balance of auto loans and finance leases grew by $55.5 million and the average balance of personal loans increased by $11.1 million. Interest income on consumer loans also benefited from one additional day in the third quarter that resulted in an increase of approximately $0.4 million compared with the second quarter of 2018.
  A $0.4 million increase in interest income on investment securities, primarily due to an increase of $89.5 million in the average balance of U.S. agency mortgage-backed securities (“MBS”). The increase reflects the effect of purchases completed in the last two quarters, including purchases of $73.2 million of U.S. agency MBS (average yield of 3.08%) in the third quarter.
  A $0.2 million decrease in interest expense, primarily related to the repayment of: (i) $149.2 million of maturing brokered CDs that resulted in a decrease in interest expense of approximately $0.4 million, (ii) a $100 million fixed-rate repurchase agreement called before its contractual maturity that resulted in a decrease in interest expense of approximately $0.3 million, and (iii) a $25.0 million fixed-rate advance from the Federal Home Loan Bank (“FHLB”) that resulted in a decrease in interest expense of approximately $0.1 million. These variances were partially offset by the effect of one additional day in the quarter that resulted in an increase in total interest expense of approximately $0.3 million and the effect of higher market interest rates in the average cost of retail certificates of deposit that resulted in an increase in interest expense of approximately $0.2 million compared with the second quarter of 2018. Despite the increase in the average cost of retail certificates of deposit, the total average cost of non-brokered deposits increased only by 1 basis point to 0.64% compared to 0.63% for the second quarter of 2018.

Partially offset by:

  A $0.2 million decrease in interest income from interest-bearing cash balances, primarily due to a decrease of $118.9 million in the average balance of deposits maintained at the Federal Reserve Bank of New York, partially offset by the increase in the Federal Funds target rate.
  A $0.2 million decrease in interest income on residential mortgage loans, primarily due to a decrease of $30.4 million in the average balance of this portfolio.
  A $0.1 million decrease in interest income on commercial and construction loans, primarily due to a $49.9 million decrease in the average balance of these portfolios reflecting the full quarter effect of certain large repayments received in the latter part of the second quarter, partially offset by new loan originations and the positive effect of one additional day in the third quarter that resulted in an increase of approximately $0.5 million in interest income on commercial and construction loans.

Net interest margin was 4.54%, up 5 basis points from the second quarter of 2018, primarily reflecting the use of liquidity to pay down borrowings and maturing brokered CDs as mentioned above.

PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses for the third quarter of 2018 was $11.5 million, compared to $19.5 million for the second quarter of 2018. As mentioned above, a loan loss reserve release of approximately $2.8 million was recorded in the third quarter of 2018 in connection with revised estimates of the hurricane-related qualitative reserves associated with the effects of Hurricanes Irma and Maria, compared to a $2.1 million loan loss reserve release recorded in the second quarter of 2018. Approximately $2.2 million of the $2.8 million reserve release recorded in the third quarter was attributable to the consideration of updated payment patterns and credit risk analyses applied to consumer borrowers subject to payment deferral programs that expired early in 2018. In addition, relationship officers continued to closely monitor the performance of hurricane-affected commercial loan customers. Information provided by these officers and statistics on the performance of consumer and residential credits were factored into the determination of the allowance for loan and lease losses as of September 30, 2018. As of September 30, 2018, the hurricane-related qualitative allowance amounted to $24.9 million.

During the third quarter of 2018, the Corporation transferred to held for sale several non-performing commercial and construction loans. The aggregate recorded investment in these loans of $29.8 million was written down to $17.3 million, which resulted in charge-offs of $12.5 million and an incremental loss of $10.1 million reflected in the provision for loan and lease losses for the third quarter of 2018.

The $8.0 million decrease in the provision for loan and lease losses was driven by the following factors:

  A $15.7 million decrease in the provision for consumer loans, as approximately $10.9 million of the consumer loan charge-offs recorded in the third quarter were taken against previously-established hurricane-related qualitative reserves associated with Hurricanes Irma and Maria. These charge-offs were directly linked to the performance of consumer borrowers that were subject to payment deferral programs. Other factors that contributed to the decrease in the provision for consumer loans were: (i) the aforementioned $2.2 million reserve release associated with the hurricane-related qualitative reserves for consumer loans, and (ii) the effect in the previous quarter of a $1.6 million charge to the provision for consumer loans related to the effect of refinements in the measurement of qualitative factors used in the determination of the general reserve.
  A $3.2 million decrease in the provision for residential mortgage loans, mainly related to the overall decrease in the size of this portfolio, improvements in delinquency levels, and a decrease in required reserves for troubled debt restructured mortgage loans.

Partially offset by:

  A $10.9 million increase in the provision for commercial and construction loans, primarily due to the aforementioned $10.1 million charge to the provision related to loans transferred to held for sale in the third quarter of 2018.

See Credit Quality – Allowance for Loan and Lease Losses below for additional information regarding the allowance for loan and lease losses, including variances in net charge-offs.

NON-INTEREST INCOME

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2018	2018	2018	2017	2017
Service charges on deposit accounts	$5,581	$5,344	$5,088	$4,924	$5,797
Mortgage banking activities	4,551	4,835	4,165	1,912	3,117
Gain on early extinguishment of debt	-	-	2,316	-	1,391
Other operating income	8,391	10,293	11,215	8,114	8,340
Non-interest income	$18,523	$20,472	$22,784	$14,950	$18,645

Non-interest income for the third quarter of 2018 amounted to $18.5 million, compared to $20.5 million for the second quarter of 2018. The $2.0 million decrease in non-interest income was primarily due to:

  A $2.7 million net loss from sales in the third quarter of $24.5 million of non-performing commercial and construction loans held for sale, included as part of “Other operating income” in the table above.
  A $0.3 million decrease in revenues from mortgage banking activities driven by the effect in the second quarter of a $0.6 million reversal of the valuation for mortgage servicing rights, partially offset by a $0.3 million increase in gain on sales of residential mortgage loans. Total loans sold in the secondary market to U.S. government-sponsored entities amounted to $89.2 million with a related net gain of $3.0 million, including gains of $0.2 million on To-Be-Announced MBS (“TBA”) hedges, in the third quarter of 2018, compared to total loans sold in the secondary market of $96.4 million with a related net gain of $2.7 million, including TBA hedge gains of $0.2 million, in the second quarter of 2018. The total amount of loans sold in the secondary market in the second quarter included $9.8 million of seasoned residential mortgage loans sold to Fannie Mae that resulted in a $0.2 million gain.

Partially offset by:

  A $0.5 million gain on the sale of fixed assets of a relocated banking branch in Puerto Rico, included as part of “Other operating income” in the table above.
  A $0.5 million gain from hurricane-related insurance proceeds, included as part of “Other operating income” in the table above.
  A $0.2 million increase in service charges on deposit accounts, primarily related to an increase in the number of cash management transactions of commercial clients as well as an increase in overdraft and returned items transactions.

NON-INTEREST EXPENSES

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2018	2018	2018	2017	2017

Employees' compensation and benefits	$39,243	$39,555	$40,684	$37,655	$37,128
Occupancy and equipment	14,660	13,746	15,105	15,067	13,745
Deposit insurance premium	2,067	2,443	2,649	3,054	3,179
Other insurance and supervisory fees	1,143	1,258	1,206	1,363	1,174
Taxes, other than income taxes	3,534	3,637	3,856	3,366	3,763
Professional fees:
Collections, appraisals and other credit-related fees	2,150	1,650	1,599	2,341	2,295
Outsourcing technology services	5,215	5,127	5,123	5,088	5,403
Other professional fees	4,137	3,416	3,338	3,721	4,325
Credit and debit card processing expenses	4,147	3,766	3,537	3,078	3,737
Business promotion	3,860	4,016	2,576	2,768	3,244
Communications	1,642	1,582	1,482	1,374	1,603
Net loss on OREO operations	4,360	5,655	190	2,201	1,351
Other	4,707	4,365	4,682	4,060	4,667
Total	$90,865	$90,216	$86,027	$85,136	$85,614

Non-interest expenses in the third quarter of 2018 amounted to $90.9 million, an increase of $0.7 million from $90.2 million in the second quarter of 2018. The $0.7 million increase in non-interest expenses was primarily due to:

  A $1.3 million increase in professional service fees, including a $0.7 million increase in consulting services associated with mortgage servicing functions, model validation exercises, and efforts to support the implementation of new accounting standards. In addition, attorneys’ collection and other credit-related fees increased by approximately $0.5 million as foreclosure actions related to the mortgage servicing portfolio increased in the third quarter after the expiration of foreclosure moratoriums associated with Hurricanes Irma and Maria implemented by U.S. government-sponsored agencies.
  A $0.9 million increase in occupancy and equipment costs, primarily due to the effect in the prior quarter of a $0.3 million reversal of accrued expenses associated with the renegotiation of certain software-support costs, a $0.3 million increase in the amortization expense for software licenses, and a $0.4 million increase in electricity costs.
  A $0.4 million increase in credit and debit card processing expenses associated with card networks incentive payments received in the prior quarter.
  A $0.5 million increase associated with adjustments to the reserve for unfunded loan commitments, primarily reflecting the effect in the previous quarter of a $0.4 million reserve release related to the credit-risk rating upgrade of a commercial line of credit. Adjustments to the reserve for unfunded loan commitments is reported as part of “other non-interest expenses” in the table above.

Partially offset by:

  A $1.3 million decrease in the net loss on OREO operations, primarily due to a $2.8 million decrease in adverse fair value adjustments on OREO properties, partially offset by $0.9 million in lower income recognized from rental payments associated with income-producing commercial properties.
  A $0.4 million decrease in the Federal Deposit Insurance Corporation (“FDIC”) insurance premium expense reflecting, among other things, improved core earnings trend, and the effect of reductions in brokered CDs.
  A $0.3 million decrease in employees’ compensation and benefits expenses, including a $1.4 million decrease associated with the discontinuance of both salary amounts paid in the form of shares to certain executive officers and the cash transition award paid to certain senior officers in accordance with the existing executive compensation program. This was partially offset by increases of approximately $0.9 million related to salary merit increases and other adjustments resulting from the annual salary review process that took effect in July 2018.
  A $0.3 million decrease in supplies and printing expenses, included as part of “other non-interest expenses” in the table above.
  A $0.2 million decrease in business promotion expenses, including a $0.1 million decrease related to the timing of public relations, promotions and sponsorship activities and a $0.1 million decrease in costs of the credit card rewards program.

INCOME TAXES

The Corporation recorded an income tax expense of $12.3 million for the third quarter of 2018 compared to $10.2 million for the second quarter of 2018. The increase was mainly related to higher pre-tax earnings for the third quarter as compared with the second quarter of 2018. The Corporation’s effective tax rate, excluding entities with pre-tax losses from which a tax benefit cannot be recognized, remained relatively flat at 25.7% as compared with the second quarter of 2018. As of September 30, 2018, the Corporation had a net deferred tax asset of $272.3 million (net of a valuation allowance of $183.2 million, including a valuation allowance of $142.2 million against the deferred tax assets of the Corporation’s banking subsidiary, FirstBank).

CREDIT QUALITY

Non-Performing Assets

(Dollars in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017
Non-performing loans held for investment:
Residential mortgage	$156,685	$162,539	$171,380	$178,291	$178,530
Commercial mortgage	117,397	142,614	115,179	156,493	137,059
Commercial and Industrial	34,551	76,887	85,325	85,839	84,317
Construction	9,071	14,148	16,236	52,113	46,720
Consumer and Finance leases	21,664	22,953	23,857	16,818	26,506
Total non-performing loans held for investment	339,368	419,141	411,977	489,554	473,132

OREO	135,218	143,355	154,639	147,940	152,977
Other repossessed property	3,992	4,271	5,646	4,802	6,320
Total non-performing assets, excluding loans held for sale	$478,578	$566,767	$572,262	$642,296	$632,429

Non-performing loans held for sale	44,177	54,546	64,945	8,290	8,290
Total non-performing assets, including loans held for sale (1)	$522,755	$621,313	$637,207	$650,586	$640,719

Past-due loans 90 days and still accruing (2)	$165,432	$171,737	$163,045	$160,725	$140,656
Non-performing loans held for investment to total loans held for investment	3.89%	4.85%	4.74%	5.53%	5.33%
Non-performing loans to total loans	4.37%	5.43%	5.43%	5.60%	5.41%
Non-performing assets, excluding non-performing loans held for sale, to total assets, excluding non-performing loans held for sale	3.93%	4.60%	4.72%	5.24%	5.20%
Non-performing assets to total assets	4.28%	5.02%	5.22%	5.31%	5.26%

(1)	Purchased credit impaired ("PCI") loans of $149.1 million accounted for under Accounting Standards Codification ("ASC") 310-30 as of September 30, 2018, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(2)	Amount includes PCI loans with individual delinquencies over 90 days and still accruing with a carrying value as of September 30, 2018 of approximately $31.1 million, primarily related to the loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Variances in credit quality metrics:

  Total non-performing assets decreased by $98.6 million to $522.8 million as of September 30, 2018, compared to $621.3 million as of June 30, 2018. Total non-performing loans, including non-performing loans held for sale, decreased by $90.2 million to $383.5 million as of September 30, 2018, compared to $473.7 million as of June 30, 2018.

The decrease in non-performing assets was mainly due to:

  The restoration to accrual status of a $35.7 million commercial and industrial loan as the borrower has demonstrated sustained performance for an extended period and principal and interest is deemed fully collectible.
  Sales of $24.5 million of non-performing commercial and construction loans held for sale. These loans were transferred to held for sale in prior periods and the sales resulted in an additional net loss of $2.7 million recorded in the third quarter of 2018.
  Charge-offs totaling $12.5 million taken on non-performing commercial and construction loans transferred to held for sale in the third quarter of 2018.
  An $8.1 million decrease in the OREO portfolio balance. The decrease was driven by sales of $12.3 million, primarily residential properties in Puerto Rico, and adverse fair value adjustments and impairments to the OREO value of $5.7 million, partially offset by additions of $9.9 million.
  Collections on non-performing commercial and construction loans of $8.5 million.
  A $5.9 million decrease in non-performing residential mortgage loans driven by loans brought current, charge-offs, collections, and foreclosures that, in the aggregate, offset the inflows in the third quarter.
  A $1.3 million decrease in non-performing consumer loans driven by charge-offs and collections.
  Inflows to non-performing loans held for investment were $32.0 million, a decrease of $73.2 million, compared to inflows of $105.2 million in the second quarter of 2018. The variance primarily reflects the effect in the second quarter of 2018 of the inflow of two large commercial mortgage loans totaling $69.8 million. Inflows to non-performing residential mortgage loans were $16.5 million in the third quarter of 2018, a decrease of $0.3 million, compared to inflows of $16.8 million in the second quarter of 2018. Inflows to non-performing consumer loans were $10.9 million, a decrease of $4.0 million, compared to inflows of $14.9 million in the second quarter of 2018.
  Adversely classified commercial and construction loans, including loans held for sale, decreased by $63.4 million to $427.0 million as of September 30, 2018. The decrease was driven by the upgrade in the credit risk classification of several commercial loans totaling $22.3 million, the aforementioned sales of $24.5 million of non-performing commercial and construction loans, the charge-offs totaling $12.5 million recorded for loans transferred to held for sale, and collections.
  Total troubled debt restructuring (“TDR”) loans held for investment were $625.7 million as of September 30, 2018, up $68.5 million from June 30, 2018. Approximately $510.8 million of total TDR loans held for investment were in accrual status as of September 30, 2018. These figures exclude $60.7 million of TDR residential mortgage loans guaranteed by the U.S. federal government (i.e., FHA/VA loans).

Early Delinquency

Total loans in early delinquency (i.e., 30-89 days past due loans, as defined in regulatory report instructions) amounted to $141.6 million as of September 30, 2018, a decrease of $1.9 million compared to $143.5 million as of June 30, 2018. The variances by major portfolio categories follow:

  Commercial and construction loans in early delinquency decreased in the third quarter by $11.0 million to $4.5 million as of September 30, 2018, primarily due to loans brought current during the third quarter. When compared to pre-hurricane levels of $6.0 million as of June 30, 2017, commercial and construction loans in early delinquency decreased by $1.5 million to $4.5 million as of September 30, 2018.
  Residential mortgage loans in early delinquency increased in the third quarter by $6.8 million to $75.0 million as of September 30, 2018, and consumer loans in early delinquency increased in the third quarter by $2.4 million to $62.1 million as of September 30, 2018. When compared to pre-hurricane levels, residential mortgage loans in early delinquency decreased by $29.7 million to $75.0 million from $104.7 million as of June 30, 2017, and consumer loans in early delinquency decreased by $20.8 million to $62.1 million from $82.9 million as of June 30, 2017.

Allowance for Loan and Lease Losses

The following table sets forth information concerning the allowance for loan and lease losses during the periods indicated:

	Quarter Ended
(Dollars in thousands)	September 30,		June 30,		March 31,		December 31,		September 30,
	2018		2018		2018		2017		2017

Allowance for loan and lease losses, beginning of period	$222,035		$225,856		$231,843		$230,870		$173,485
Provision for loan and lease losses	11,524	(1)	19,536	(2)	20,544	(3)	25,703	(4)	75,013	(5)
Net (charge-offs) recoveries of loans:
Residential mortgage	(7,483)		(4,855)		(3,036)		(5,341)		(6,856)
Commercial mortgage	(9,559)		(3,859)		(6,761)		(6,850)		(223)
Commercial and Industrial	(2,115)		(3,734)		(1,868)		(545)		(624)
Construction	(2,178)		(680)		(5,164)		(2,764)		(31)
Consumer and finance leases	(11,661)		(10,229)		(9,702)		(9,230)		(9,894)
Net charge-offs	(32,996)		(23,357)		(26,531)		(24,730)		(17,628)
Allowance for loan and lease losses, end of period	$200,563		$222,035		$225,856		$231,843		$230,870

Allowance for loan and lease losses to period end total loans held for investment (6)	2.30%		2.57%		2.60%		2.62%		2.60%
Net charge-offs (annualized) to average loans outstanding during the period	1.52%		1.07%		1.21%		1.12%		0.80%
Provision for loan and lease losses to net charge-offs during the period	0.35x		0.84x		0.77x		1.04x		4.26x

Provision for loan and lease losses to net charge-offs during the period, excluding effect of the hurricane-related qualitative reserve releases in the third, second and first quarters of 2018, and the hurricane-related provision in the fourth and third quarters of 2017

	0.43x		0.92x		1.02x		0.96x		0.48x

_________________________________
(1) Net of a $2.8 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
(2) Net of a $2.1 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
(3) Net of a $6.4 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
(4) Includes a provision of $4.8 million associated with the effect of Hurricanes Irma and Maria.
(5) Includes a provision of $66.5 million associated with the effect of Hurricanes Irma and Maria.

(6) The ratio of allowance for loan and lease losses to total loans held for investment, excluding the hurricane-related qualitative allowance, was 2.02%, 2.08%, 2.06%, 1.99% and 1.85% as of September 30, 2018, June 30, 2018, March 31, 2018, December 31, 2017, and September 30, 2017, respectively.

  The ratio of the allowance for loan and lease losses to total loans held for investment was 2.30% as of September 30, 2018, compared to 2.57% as of June 30, 2018, primarily reflecting the effect of consumer loan charge-offs taken against previously-established hurricane-related qualitative reserves associated with Hurricanes Irma and Maria and the effect of the aforementioned transfer to held for sale of non-performing commercial and construction loans totaling $17.3 million. The ratio of the total allowance to non-performing loans held for investment was 59.10% as of September 30, 2018, compared to 52.97% as of June 30, 2018.

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of September 30, 2018 and June 30, 2018 by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer and Finance Leases	Total

As of September 30, 2018
Impaired loans:
Principal balance of loans, net of charge-offs	$408,794	$347,271	$31,945	$788,010
Allowance for loan and lease losses	18,482	28,748	6,083	53,313
Allowance for loan and lease losses to principal balance	4.52%	8.28%	19.04%	6.77%

PCI loans:
Carrying value of PCI loans	145,203	3,919	-	149,122
Allowance for PCI loans	10,954	400	-	11,354
Allowance for PCI loans to carrying value	7.54%	10.21%	-	7.61%

Loans with general allowance:
Principal balance of loans	2,653,984	3,306,430	1,819,407	7,779,821
Allowance for loan and lease losses	18,571	67,367	49,958	135,896
Allowance for loan and lease losses to principal balance	0.70%	2.04%	2.75%	1.75%

Total loans held for investment:
Principal balance of loans	$3,207,981	$3,657,620	$1,851,352	$8,716,953
Allowance for loan and lease losses	48,007	96,515	56,041	200,563
Allowance for loan and lease losses to principal balance	1.50%	2.64%	3.03%	2.30%

As of June 30, 2018

Impaired loans:
Principal balance of loans, net of charge-offs	$409,085	$298,207	$32,842	$740,134
Allowance for loan and lease losses	19,804	23,857	5,853	49,514
Allowance for loan and lease losses to principal balance	4.84%	8.00%	17.82%	6.69%

PCI loans:
Carrying value of PCI loans	148,025	4,217	-	152,242
Allowance for PCI loans	10,954	400	-	11,354
Allowance for PCI loans to carrying value	7.40%	9.49%	-	7.46%

Loans with general allowance:
Principal balance of loans	2,680,891	3,324,616	1,742,408	7,747,915
Allowance for loan and lease losses	24,372	72,410	64,385	161,167
Allowance for loan and lease losses to principal balance	0.91%	2.18%	3.70%	2.08%

Total loans held for investment:
Principal balance of loans	$3,238,001	$3,627,040	$1,775,250	$8,640,291
Allowance for loan and lease losses	55,130	96,667	70,238	222,035
Allowance for loan and lease losses to principal balance	1.70%	2.67%	3.96%	2.57%

Net Charge-Offs

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017

Residential mortgage	0.95%	0.61%	0.38%	0.66%	0.84%

Commercial mortgage	2.47%	0.98%	1.69%	1.73%	0.06%

Commercial and Industrial	0.42%	0.73%	0.36%	0.10%	0.12%

Construction	7.13%	2.25%	17.37%	7.86%	0.09%

Consumer and finance leases	2.57%	2.34%	2.22%	2.13%	2.29%

Total loans	1.52%	1.07%	1.21%	1.12%	0.80%

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs for the third quarter of 2018 were $33.0 million, or an annualized 1.52% of average loans, compared to $23.4 million, or an annualized 1.07% of average loans, in the second quarter of 2018. The increase of $9.6 million in net charge-offs was mainly related to:

  A $5.6 million increase in commercial and construction loan net charge-offs, primarily related to the aforementioned $12.5 million of charge-offs, or 0.57% of total average loans, taken on loans transferred to held for sale in the third quarter, partially offset by the effect in the previous quarter of charge-offs totaling $5.7 million taken on three commercial loans in Puerto Rico.
  A $2.6 million increase in residential mortgage loan net charge-offs, primarily related to both a higher amount of charge-offs for loans evaluated for impairment purposes based on their respective delinquency status and loan-to-value ratio, and higher charge-offs recorded on loans foreclosed.
  A $1.4 million increase in consumer loan net charge-offs, primarily related to credit card loans.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $12.2 billion as of September 30, 2018, down $175.2 million from June 30, 2018.

The decrease was mainly due to:

  A $231.6 million decrease in cash and cash equivalents, largely driven by the use of liquidity to pay off borrowings and maturing brokered CDs.
  A $31.6 million decrease in investment securities mainly driven by prepayments of $57.8 million of U.S. agencies MBS and debt securities, maturities of a $50.0 million U.S. Treasury bill and $27.5 million of U.S. agencies debt securities, a $10.8 million decrease in the fair value of available-for sale investment securities attributable to changes in market interest rates, and a $5.7 million decrease in the balance of held-to-maturity Puerto Rico Municipal bonds.

These variances were partially offset by purchases in the third quarter of U.S. agencies debt securities totaling $122.0 million (average yield of 2.94%), including $73.2 million of U.S. agencies MBS, $32.4 million of U.S. agencies callable debt securities, and $16.4 million of Small Business Administration guaranteed pool certificates.

  An $8.1 million decrease in the OREO portfolio balance. Refer to the discussion in Credit Quality – Non-Performing Assets above for additional information.

Partially offset by:

  A $61.6 million increase in total loans. The increase consisted of a $55.2 million growth in the Florida region and an increase of $19.2 million in Puerto Rico, partially offset by a $12.8 million decrease in the Virgin Islands region. On a portfolio basis, the increase consisted of a $76.1 million growth in consumer loans and an increase of $20.2 million in commercial and construction loans, partially offset by a $34.7 million decrease in residential mortgage loans. The increase reflects organic growth with a higher volume of new loan originations.

The increase in total loans in the Puerto Rico region consisted of a $74.3 million growth in consumer loans, partially offset by reductions of $32.2 million in residential mortgage loans and $22.9 million in commercial and industrial loans. Excluding the effect of non-performing loans sold and charge-offs taken on loans transferred to held for sale in the third quarter, the commercial and construction loan portfolio in Puerto Rico increased by $14.1 million reflecting an increased volume of new commercial term loan originations. The decrease in residential mortgage loans in Puerto Rico reflects the effect of collections, charge-offs and approximately $6.0 million of foreclosures recorded in the third quarter. The increase in consumer loans was driven by the higher volume of loan originations discussed below.

The increase in total loans in the Florida region consisted of a $48.3 million growth in commercial and construction loans, and increases of $5.1 million and $1.7 million in residential mortgage and consumer loans, respectively.

The reduction in total loans in the Virgin Islands primarily reflects declines of $7.7 million in residential mortgage loans and $5.2 million in commercial and construction loans, partially offset by a $0.1 million increase in consumer loans. The decrease in commercial and construction loans was driven by a $3.0 million payment received in the third quarter that reduced the carrying value of a non-performing construction loan and a $3.1 million decrease in the outstanding principal balance of loans granted to government entities.

Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), increased by $67.8 million to $794.6 million in the third quarter of 2018, compared to $726.8 million in the second quarter of 2018, primarily due to increases in originations of commercial and consumer loans in Puerto Rico.

Total loan originations in Puerto Rico increased by $92.4 million to $646.1 million in the third quarter of 2018, compared to $553.7 million in the second quarter of 2018. The increase in the Puerto Rico region consisted of increases of $67.6 million in commercial and construction loan originations and $28.3 million in consumer loan originations, partially offset by a $3.6 million decrease in residential mortgage loan originations. The increase in commercial and construction loan originations was driven by new loan originations, including three term-loans individually in excess of $10 million totaling $45.6 million.

Total loan originations in the Florida region decreased by $30.0 million to $129.2 million in the third quarter of 2018, compared to $159.2 million in the second quarter of 2018. The decrease in the Florida region consisted of a $33.6 million decrease in commercial and construction loan originations, partially offset by a $2.3 million increase in residential mortgage loan originations and a $1.3 million increase in consumer loan originations.

Total loan originations in the Virgin Islands of $19.3 million in the third quarter of 2018 increased by $5.5 million, compared to $13.8 million in the second quarter of 2018. The increase in the Virgin Islands region consisted of a $3.1 million increase in commercial and construction loan originations, driven by the utilization of an arranged overdraft line of credit of a government entity, and a $3.0 million increase in residential mortgage loan originations, partially offset by a $0.6 million decrease in consumer loan originations.

  A $21.5 million decrease in the allowance for loan and lease losses, driven by the aforementioned $2.8 million reserve release adjustment and $10.9 million of consumer hurricane-related charge-offs, both taken against previously-established hurricane-related qualitative reserves associated with Hurricanes Irma and Maria, and a $7.1 million decrease in the allowance for residential mortgage loans.

Total liabilities were approximately $10.3 billion as of September 30, 2018, down $200.9 million from June 30, 2018.

The decrease was mainly due to:

  A $148.9 million decrease in brokered CDs, as the Corporation used liquidity to pay off maturing brokered CDs with an all-in cost of 1.64%.
  The repayment of a $100 million long-term repurchase agreement called before its contractual maturity and carried at a cost of 1.96%.
  The repayment at maturity of a $25.0 million fixed-rate FHLB advance carried at a cost of 1.79%.
  A $7.9 million decrease in total deposits, excluding brokered CDs and government deposits, reflecting a decrease of $13.5 million in the Virgin Islands region, partially offset by increases of $3.9 million in Florida and $1.7 million in Puerto Rico. Decreases of approximately $29.5 million in time deposits, $20.9 million in money market and savings accounts, and $17.5 million in escrow account balances were partially offset by a $61.1 million increase in demand deposits.

Partially offset by:

  An $87.0 million increase in government deposits, reflecting an increase of $60.2 million in Puerto Rico, primarily related to an increase in the balance of transactional deposit accounts of municipal agencies and certain municipalities, and a $26.8 million increase in the Virgin Islands region.

Total stockholders’ equity amounted to $1.9 billion as of September 30, 2018, an increase of $25.7 million from June 30, 2018, mainly driven by the earnings generated in the third quarter, partially offset by the decrease in the fair value of available-for-sale investment securities recorded as part of other comprehensive income.

The Corporation’s common equity tier 1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules were 20.13%, 20.54%, 23.85% and 14.85%, respectively, as of September 30, 2018, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 19.73%, 20.14%, 23.47%, and 14.35%, respectively, as of June 30, 2018. As of September 30, 2018, the Corporation is current on all interest payments related to its subordinated debt.

Meanwhile, the common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of our banking subsidiary, FirstBank Puerto Rico, were 18.57%, 22.10%, 23.36%, and 15.99%, respectively, as of September 30, 2018, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 18.17%, 21.72%, 22.98% and 15.48%, respectively, as of June 30, 2018.

Tangible Common Equity

The Corporation’s tangible common equity ratio increased to 15.22% as of September 30, 2018, compared to 14.78% as of June 30, 2018.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017
Tangible Equity:
Total equity - GAAP	$1,927,415	$1,901,679	$1,877,104	$1,869,097	$1,853,751
Preferred equity	(36,104)	(36,104)	(36,104)	(36,104)	(36,104)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(6,276)	(6,851)	(7,426)	(8,000)	(8,633)
Core deposit intangible	(4,585)	(4,835)	(5,084)	(5,478)	(5,885)
Insurance customer relationship intangible	(661)	(699)	(737)	(775)	(813)

Tangible common equity	$1,851,691	$1,825,092	$1,799,655	$1,790,642	$1,774,218

Tangible Assets:
Total assets - GAAP	$12,209,700	$12,384,862	$12,200,386	$12,261,268	$12,173,648
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(6,276)	(6,851)	(7,426)	(8,000)	(8,633)
Core deposit intangible	(4,585)	(4,835)	(5,084)	(5,478)	(5,885)
Insurance customer relationship intangible	(661)	(699)	(737)	(775)	(813)

Tangible assets	$12,170,080	$12,344,379	$12,159,041	$12,218,917	$12,130,219

Common shares outstanding	217,241	217,185	216,390	216,278	216,175

Tangible common equity ratio	15.22%	14.78%	14.80%	14.65%	14.63%
Tangible book value per common share	$8.52	$8.40	$8.32	$8.28	$8.21

Exposure to Puerto Rico Government

As of September 30, 2018, the Corporation had $221.4 million of direct exposure to the Puerto Rico Government, its municipalities and public corporations, compared to $213.2 million as of June 30, 2018. Approximately $192.0 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment. Approximately $6.7 million consisted of a loan to a unit of the central government, and approximately $14.7 million consisted of a loan to an affiliate of a public corporation. The Corporation’s total direct exposure also includes obligations of the Puerto Rico Government, specifically bonds of the Puerto Rico Housing Finance Authority, at an amortized cost of $8.1 million as part of its available-for-sale investment securities portfolio recorded on its books at a fair value of $6.9 million as of September 30, 2018.

The exposure to municipalities in Puerto Rico includes $144.8 million of financing arrangements with Puerto Rico municipalities that were issued in bond form, but underwritten as loans with features that are typically found in commercial loans. These bonds are accounted for as held-to-maturity investment securities.

As of September 30, 2018, the Corporation had $694.6 million of public sector deposits in Puerto Rico, compared to $634.4 million as of June 30, 2018. Approximately 37% is from municipalities and municipal agencies in Puerto Rico and 63% is from public corporations and the central government and agencies in Puerto Rico.

Conference Call / Webcast Information

First BanCorp’s senior management will host an earnings conference call and live webcast on Thursday, October 25, 2018, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.1firstbank.com or through a dial-in telephone number at (877) 506-6537 or (412) 380–2001 for international callers. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp’s web site, www.1firstbank.com, until October 25, 2019. A telephone replay will be available one hour after the end of the conference call through November 25, 2018 at (877) 344-7529 or (412) 317-0088 for international callers. The replay access code is 10123992.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “look forward,” “should,” “would,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and advises readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by such forward-looking statements: changes in economic and business conditions, including those caused by past or future natural disasters, that directly or indirectly affect the financial health of the Corporation’s customer base in the geographic areas we serve; the actual pace and magnitude of economic recovery in the Corporation’s service areas that were affected by Hurricanes Maria and Irma during 2017 compared to management’s current views on the economic recovery; uncertainty as to the ultimate outcomes of actions taken, or those that may be taken, by the Puerto Rico government, or the oversight board established by the Puerto Rico Oversight, Management, and Economic Stability Act (“PROMESA”) to address the Commonwealth of Puerto Rico’s financial problems, including the filing of a form of bankruptcy under Title III of PROMESA, which provides a court debt restructuring process similar to U.S. bankruptcy protection, and the effects of measures included in the Puerto Rico government fiscal plan, or any revisions to it, on our clients and loan portfolios; uncertainty about whether the Federal Reserve Bank of New York (the “New York FED” or “Federal Reserve”) will continue to provide approvals for receiving dividends from FirstBank, or making payments of dividends on non-cumulative perpetual preferred stock, or payments on trust preferred securities or subordinated debt, incurring, increasing or guaranteeing debt or repurchasing any capital securities, despite the consents that have enabled the Corporation to receive quarterly dividends from FirstBank since the second quarter of 2016, to pay quarterly interest payments on the Corporation’s subordinated debentures associated with its trust preferred securities since the second quarter of 2016, and to pay monthly dividends on the non-cumulative perpetual preferred stock since December 2016; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued economic recession in Puerto Rico; uncertainty as to the availability of certain funding sources, such as brokered CDs; the Corporation’s reliance on brokered CDs to fund operations and provide liquidity; the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to the Corporation’s common stockholders in the future due to the Corporation’s need to receive regulatory approvals to declare or pay any dividends and to take dividends or any other form of payment representing a reduction in capital from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation; the weakness of the real estate markets and of the consumer and commercial sectors and their impact on the credit quality of the Corporation’s loans and other assets, which have contributed and may continue to contribute to, among other things, high levels of non-performing assets, charge-offs and provisions for loan and lease losses, and may subject the Corporation to further risk from loan defaults and foreclosures; the ability of FirstBank to realize the benefits of its net deferred tax assets; adverse changes in general economic conditions in Puerto Rico, the U.S., the U.S. Virgin Islands, and the British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, which may reduce interest margins, affect funding sources and demand for all of the Corporation’s products and services, and may reduce the Corporation’s revenues and earnings and the value of the Corporation’s assets; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; the risk that additional portions of the unrealized losses in the Corporation’s investment portfolio are determined to be other-than-temporary, including additional impairments on the Corporation’s remaining $8.1 million exposure to Puerto Rico government’s available-for-sale debt securities; uncertainty about legislative, tax or regulatory changes, for financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and regulations of the U.S. federal government and the Puerto Rico and other governments, including those determined by the Federal Reserve Board, the New York FED, the FDIC, government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of acquisitions and dispositions; a need to recognize impairments on the Corporation’s financial instruments, goodwill or other intangible assets relating to acquisitions; the effect on the Corporation’s businesses, business practices and results of operations of a potential higher interest rate environment; uncertainty as to whether FirstBank will be able to continue to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels and compliance with applicable laws, regulations and related requirements; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are used when management believes they will be helpful to an investor’s understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure, can be found in the text or in the tables in or attached to this earnings release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosure of these financial measures may be useful to investors. Neither tangible common equity nor tangible assets, or the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress, including as a result of natural catastrophes such as the hurricanes that affected the Corporation’s service areas in 2017. Adjusted pre-tax, pre-provision income, as defined by management, represents net income (loss) excluding income tax expense (benefit) and the provision for loan and lease losses, as well as Special Items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

Net Interest Income on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported on a tax-equivalent basis in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and tax-exempt loans, on a common basis that facilitates comparison of results to the results of peers.

Financial measures adjusted to exclude the effect of Special Items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation uses, and believes that investors would benefit from disclosure of, non-GAAP financial measures that reflect adjustments to the net income (loss) to exclude items that management identifies as Special Items because management believes they are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts. This press release includes the following non-GAAP financial measures for the third and second quarters of 2018, and the third quarter of 2017 that reflect the described items that were excluded for one of those reasons:

  Adjusted net income for the third and second quarters of 2018 and the third quarter of 2017 reflected the following exclusions:
    Reserve releases of $2.8 million and $2.1 million associated with the hurricane-related qualitative reserves recorded in the third quarter and second quarter of 2018, respectively, and the $66.5 million charge to the provision associated with the effects of Hurricanes Maria and Irma recorded in the third quarter of 2017.
    Gain of $0.5 million from hurricane-related insurance proceeds recorded in the third quarter of 2018.
    Exclusion of hurricane-related expenses of $0.5 million, $0.7 million and $0.6 million in the third and second quarters of 2018 and third quarter of 2017, respectively.
    Gain of $1.4 million on the repurchase and cancellation of $7.3 million in trust preferred securities in the third quarter of 2017.
    Exclusion of $1.7 million of expected insurance recoveries for employees’ compensation and rental costs that the Corporation incurred when Hurricanes Irma and Maria precluded employees from working in the third quarter of 2017.
    Exclusion of costs of $0.1 million in the third quarter of 2017 associated with a secondary offering of the Corporation’s common stock by certain stockholders.
    The tax related effects of all of the items mentioned in the above bullets as follows:
      Tax expense of $1.1 million and $0.8 million in the third quarter and second quarter of 2018, respectively, related to reserve releases associated with the hurricane-related qualitative allowance, and the tax benefit of $25.8 million related to the charge to the provision recorded in the third quarter of 2017 associated with the effects of Hurricanes Maria and Irma (calculated based on the statutory tax rate of 39%).
      Tax expense of $0.2 million associated with the gain from hurricane-related insurance proceeds recorded in the third quarter of 2018.
      Tax benefit of $0.2 million, $0.3 million and $0.2 million in the third quarter and second quarter of 2018 and the third quarter of 2017, respectively, related to hurricane-related expenses (calculated based on the statutory tax rate of 39%).
      No tax expense or benefit was recorded for the gain on repurchase and cancellation of trust preferred securities and for costs related to the secondary offering recorded at the holding company level in the third quarter of 2017.

Management believes that the presentation of the adjusted net income enhance the ability of analysts and investors to analyze trends in the Corporation’s business and understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as guides in its budgeting and long-term planning process.

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
	September 30,	June 30,	December 31,
(In thousands, except for share information)	2018	2018	2017
ASSETS

Cash and due from banks	$559,182	$790,809	$705,980

Money market investments:
Time deposits with other financial institutions	300	300	3,126
Other short-term investments	97,290	97,290	7,289
Total money market investments	97,590	97,590	10,415

Investment securities available for sale, at fair value	2,011,221	2,036,010	1,891,016

Investment securities held to maturity, at amortized cost	144,799	150,486	150,627

Other equity securities	42,274	43,400	43,119

Total investment securities	2,198,294	2,229,896	2,084,762

Loans, net of allowance for loan and lease losses of $200,563
(June 30, 2018 - $222,035; December 31, 2017 - $231,843)	8,516,390	8,418,256	8,618,633
Loans held for sale, at lower of cost or market	65,739	80,815	32,980
Total loans, net	8,582,129	8,499,071	8,651,613

Premises and equipment, net	147,154	144,507	141,895
Other real estate owned	135,218	143,355	147,940
Accrued interest receivable on loans and investments	47,327	47,171	57,172
Other assets	442,806	432,463	461,491
Total assets	$12,209,700	$12,384,862	$12,261,268

LIABILITIES

Deposits:
Non-interest-bearing deposits	$2,321,050	$2,317,149	$1,833,665
Interest-bearing deposits	6,827,193	6,900,934	7,188,966
Total deposits	9,148,243	9,218,083	9,022,631

Securities sold under agreements to repurchase	100,000	200,000	300,000
Advances from the Federal Home Loan Bank (FHLB)	690,000	715,000	715,000
Other borrowings	184,150	184,150	208,635
Accounts payable and other liabilities	159,892	165,950	145,905
Total liabilities	10,282,285	10,483,183	10,392,171

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares; issued 22,828,174 shares; outstanding 1,444,146 shares; aggregate liquidation value of $36,104	36,104	36,104	36,104

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued, 221,790,509 shares (June 30, 2018 - 221,724,062 shares issued; December 31, 2017 - 220,382,343 shares issued)	22,179	22,172	22,038
Less: Treasury stock (at par value)	(455)	(453)	(410)
Common stock outstanding, 217,240,844 shares outstanding (June 30, 2018 - 217,185,449 shares outstanding; December 31, 2017 - 216,278,040 shares outstanding)	21,724	21,719	21,628
Additional paid-in capital	938,776	937,919	936,772
Retained earnings	993,698	958,044	895,208
Accumulated other comprehensive loss	(62,887)	(52,107)	(20,615)
Total stockholders' equity	1,927,415	1,901,679	1,869,097
Total liabilities and stockholders' equity	$12,209,700	$12,384,862	$12,261,268

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands, except per share information)	2018	2018	2017	2018	2017

Net interest income:
Interest income	$157,492	$155,633	$147,995	$462,543	$440,597
Interest expense	24,971	25,162	25,163	74,858	71,312
Net interest income	132,521	130,471	122,832	387,685	369,285
Provision for loan and lease losses	11,524	19,536	75,013	51,604	118,551
Net interest income after provision for loan and lease losses	120,997	110,935	47,819	336,081	250,734

Non-interest income:
Service charges on deposit accounts	5,581	5,344	5,797	16,013	17,390
Mortgage banking activities	4,551	4,835	3,117	13,551	11,579
Net gain (loss) on investments and impairments	-	-	-	-	(11,860)
Gain on early extinguishment of debt	-	-	1,391	2,316	1,391
Other non-interest income	8,391	10,293	8,340	29,899	28,937
Total non-interest income	18,523	20,472	18,645	61,779	47,437

Non-interest expenses:
Employees' compensation and benefits	39,243	39,555	37,128	119,482	114,190
Occupancy and equipment	14,660	13,746	13,745	43,511	41,592
Business promotion	3,860	4,016	3,244	10,452	9,717
Professional fees	11,502	10,193	12,023	31,755	34,779
Taxes, other than income taxes	3,534	3,637	3,763	11,027	11,184
Insurance and supervisory fees	3,210	3,701	4,353	10,766	14,117
Net loss on other real estate owned operations	4,360	5,655	1,351	10,205	8,796
Other non-interest expenses	10,496	9,713	10,007	29,910	28,190
Total non-interest expenses	90,865	90,216	85,614	267,108	262,565

Income (loss) before income taxes	48,655	41,191	(19,150)	130,752	35,606
Income tax (expense) benefit	(12,332)	(10,159)	8,398	(30,249)	7,181

Net income (loss)	$36,323	$31,032	$(10,752)	$100,503	$42,787

Net income (loss) attributable to common stockholders	$35,654	$30,363	$(11,421)	$98,496	$40,780

Earnings (loss) per common share:

Basic	$0.16	$0.14	$(0.05)	$0.46	$0.19
Diluted	$0.16	$0.14	$(0.05)	$0.45	$0.19

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S. and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp. and First Express, both small loan companies, and FirstBank Puerto Rico Securities, a broker-dealer subsidiary. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

EXHIBIT A

Table 1 – Selected Financial Data

(In thousands, except per share amounts and financial ratios)	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2018	2018	2017	2018	2017
Condensed Income Statements:
Total interest income	$157,492	$155,633	$147,995	$462,543	$440,597
Total interest expense	24,971	25,162	25,163	74,858	71,312
Net interest income	132,521	130,471	122,832	387,685	369,285
Provision for loan and lease losses	11,524	19,536	75,013	51,604	118,551
Non-interest income	18,523	20,472	18,645	61,779	47,437
Non-interest expenses	90,865	90,216	85,614	267,108	262,565
Income (loss) before income taxes	48,655	41,191	(19,150)	130,752	35,606
Income tax (expense) benefit	(12,332)	(10,159)	8,398	(30,249)	7,181
Net income (loss)	36,323	31,032	(10,752)	100,503	42,787
Net income (loss) attributable to common stockholders	35,654	30,363	(11,421)	98,496	40,780

Per Common Share Results:
Net earnings (loss) per share - basic	$0.16	$0.14	$(0.05)	$0.46	$0.19
Net earnings (loss) per share - diluted	$0.16	$0.14	$(0.05)	$0.45	$0.19
Cash dividends declared	$-	$-	$-	$-	$-
Average shares outstanding	216,140	215,737	214,187	215,513	213,812
Average shares outstanding diluted	216,766	216,666	214,187	216,581	216,134
Book value per common share	$8.71	$8.59	$8.41	$8.71	$8.41
Tangible book value per common share (1)	$8.52	$8.40	$8.21	$8.52	$8.21

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	1.18	1.01	(0.36)	1.10	0.48
Interest Rate Spread (2)	4.32	4.28	4.16	4.27	4.26
Net Interest Margin (2)	4.73	4.67	4.47	4.66	4.55
Return on Average Total Equity	7.69	6.65	(2.28)	7.28	3.11
Return on Average Common Equity	7.84	6.78	(2.32)	7.43	3.18
Average Total Equity to Average Total Assets	15.32	15.17	15.63	15.07	15.42
Total capital	23.85	23.47	22.18	23.85	22.18
Common equity Tier 1 capital	20.13	19.73	18.62	20.13	18.62
Tier 1 capital	20.54	20.14	18.62	20.54	18.62
Leverage	14.85	14.35	13.96	14.85	13.96
Tangible common equity ratio (1)	15.22	14.78	14.63	15.22	14.63
Dividend payout ratio	-	-	-	-	-
Efficiency ratio (3)	60.16	59.77	60.51	59.43	63.01

Asset Quality:
Allowance for loan and lease losses to loans held for investment (4)	2.30	2.57	2.60	2.30	2.60
Net charge-offs (annualized) to average loans	1.52	1.07	0.80	1.27	1.40
Provision for loan and lease losses to net charge-offs (5)(6)	34.93	83.64	425.54	62.26	127.09
Non-performing assets to total assets	4.28	5.02	5.26	4.28	5.26
Non-performing loans held for investment to total loans held for investment	3.89	4.85	5.33	3.89	5.33
Allowance to total non-performing loans held for investment (7)	59.10	52.97	48.80	59.10	48.80
Allowance to total non-performing loans held for investment excluding residential real estate loans (8)	109.79	86.53	78.37	109.79	78.37

Other Information:
Common Stock Price: End of period	$9.10	$7.65	$5.12	$9.10	$5.12

1- Non-GAAP financial measure. See page 17 for GAAP to Non-GAAP reconciliations.
2- On a tax-equivalent basis (Non-GAAP financial measure). See page 5 for GAAP to Non-GAAP reconciliations and refer to discussions in Tables 2 and 3 below.
3- Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments.

4 - The ratio of the allowance for loan and lease losses to loans held for investment, excluding the hurricane-related qualitative allowance, was 2.02% , 2.08%, and 1.85% as of September 30, 2018, June 30, 2018 and September 30, 2017, respectively.

5 - The ratio of the provision for loan and lease losses to net charge-offs, excluding the hurricane-related qualitative reserve releases/provision was 43.35%, 92.45%, and 48.35% for the quarters ended September 30, 2018, June 30, 2018, and September 30, 2017, respectively.

6 - The ratio of the provision for loan and lease losses to net charge-offs, excluding the effect of the hurricane-related qualitative reserve/provision was 75.83% and 55.81% for the nine-month period ended September 30, 2018 and 2017, respectively.

7 - The ratio of the allowance for loan and lease losses to non-performing loans held for investment, excluding the hurricane-related qualitative allowance, was 51.77%, 42.92%, and 34.74% as of September 30, 2018, June 30, 2018, and September 30, 2017, respectively.

8 - The ratio of the allowance for loan and lease losses to non-performing loans held for investment, excluding residential real estate non-performing loans and the hurricane-related qualitative allowance, was 96.17%, 70.10%, and 55.80% as of September 30, 2018, June 30, 2018,and September 30, 2017, respectively.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
Quarter ended	2018	2018	2017	2018	2018	2017	2018	2018	2017

Interest-earning assets:
Money market & other short-term investments	$661,374	$780,346	$428,639	$3,166	$3,387	$1,293	1.90%	1.74%	1.20%
Government obligations (2)	785,400	822,416	657,119	7,174	7,103	4,487	3.62%	3.46%	2.71%
Mortgage-backed securities	1,402,554	1,313,082	1,264,155	11,219	10,825	9,594	3.17%	3.31%	3.01%
FHLB stock	39,778	40,812	42,682	687	656	511	6.85%	6.45%	4.75%
Other investments	3,042	2,625	2,703	5	2	2	0.65%	0.31%	0.29%
Total investments (3)	2,892,148	2,959,281	2,395,298	22,251	21,973	15,887	3.05%	2.98%	2.63%
Residential mortgage loans	3,165,250	3,195,633	3,263,348	42,601	42,842	43,132	5.34%	5.38%	5.24%
Construction loans	122,186	121,136	134,842	1,233	1,106	1,219	4.00%	3.66%	3.59%
C&I and commercial mortgage loans	3,576,886	3,627,829	3,726,341	48,269	48,349	45,273	5.35%	5.35%	4.82%
Finance leases	295,866	272,096	244,149	5,575	4,901	4,346	7.48%	7.22%	7.06%
Consumer loans	1,516,432	1,476,653	1,486,726	42,976	41,625	41,927	11.24%	11.31%	11.19%
Total loans (4) (5)	8,676,620	8,693,347	8,855,406	140,654	138,823	135,897	6.43%	6.41%	6.09%
Total interest-earning assets	$11,568,768	$11,652,628	$11,250,704	$162,905	$160,796	$151,784	5.59%	5.53%	5.35%

Interest-bearing liabilities:
Brokered CDs	$763,988	$874,766	$1,244,355	$3,495	$3,865	$4,711	1.81%	1.77%	1.50%
Other interest-bearing deposits	6,050,621	6,080,949	5,904,022	13,484	13,109	12,187	0.88%	0.86%	0.82%
Other borrowed funds	323,280	384,150	515,202	4,648	4,778	5,056	5.70%	4.99%	3.89%
FHLB advances	692,174	715,000	740,663	3,344	3,410	3,209	1.92%	1.91%	1.72%
Total interest-bearing liabilities	$7,830,063	$8,054,865	$8,404,242	$24,971	$25,162	$25,163	1.27%	1.25%	1.19%
Net interest income				$137,934	$135,634	$126,621
Interest rate spread							4.32%	4.28%	4.16%
Net interest margin							4.73%	4.67%	4.47%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 39% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. See page 5 for GAAP to Non-GAAP reconciliations.

2- Government obligations include debt issued by government-sponsored agencies.

3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of non-performing loans.

5- Interest income on loans includes $1.8 million, $2.1 million and $1.7 million for the quarters ended September 30, 2018, June 30, 2018, and September 30, 2017, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 3 – Year-to-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

(Dollars in thousands)
	Average volume		Interest income (1) / expense		Average rate (1)
	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Nine-Month Period Ended	2018	2017	2018	2017	2018	2017

Interest-earning assets:
Money market & other short-term investments	$686,886	$334,964	$8,809	$2,504	1.71%	1.00%
Government obligations (2)	801,954	694,701	20,470	13,382	3.41%	2.58%
Mortgage-backed securities	1,325,780	1,296,979	32,669	33,697	3.29%	3.47%
FHLB stock	40,505	39,843	2,036	1,460	6.72%	4.90%
Other investments	2,795	2,701	9	6	0.43%	0.30%
Total investments (3)	2,857,920	2,369,188	63,993	51,049	2.99%	2.88%
Residential mortgage loans	3,195,572	3,265,031	128,793	131,090	5.39%	5.37%
Construction loans	120,734	139,829	3,261	3,821	3.61%	3.65%
C&I and commercial mortgage loans	3,630,655	3,737,072	141,807	130,035	5.22%	4.65%
Finance leases	276,158	239,418	15,136	12,993	7.33%	7.26%
Consumer loans	1,492,579	1,479,026	124,907	124,533	11.19%	11.26%
Total loans (4) (5)	8,715,698	8,860,376	413,904	402,472	6.35%	6.07%
Total interest-earning assets	$11,573,618	$11,229,564	$477,897	$453,521	5.52%	5.40%

Interest-bearing liabilities:
Brokered CDs	$892,980	$1,321,853	$11,715	$14,211	1.75%	1.44%
Other interest-bearing deposits	6,051,197	5,899,081	39,209	35,007	0.87%	0.79%
Other borrowed funds	373,639	515,855	13,808	14,471	4.94%	3.75%
FHLB advances	707,308	659,253	10,126	7,623	1.91%	1.55%
Total interest-bearing liabilities	$8,025,124	$8,396,042	$74,858	$71,312	1.25%	1.14%
Net interest income			$403,039	$382,209
Interest rate spread					4.27%	4.26%
Net interest margin					4.66%	4.55%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 39% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. See page 5 for GAAP to Non-GAAP reconciliation.

2- Government obligations include debt issued by government-sponsored agencies.

3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of non-performing loans.

5- Interest income on loans includes $5.7 million and $5.9 million for the nine-month periods ended September 30, 2018 and 2017, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 4 - Non-Interest Income
	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands)	2018	2018	2017	2018	2017

Service charges on deposit accounts	$5,581	$5,344	$5,797	$16,013	$17,390
Mortgage banking activities	4,551	4,835	3,117	13,551	11,579
Insurance income	1,493	1,780	1,377	6,628	6,819
Other operating income	6,898	8,513	6,963	23,271	22,118

Non-interest income before net gain (loss) on investments, and gain on early extinguishment of debt	18,523	20,472	17,254	59,463	57,906

Net gain on sale of investments	-	-	-	-	371
OTTI on debt securities	-	-	-	-	(12,231)
Net gain (loss) on investments	-	-	-	-	(11,860)

Gain on early extinguishment of debt	-	-	1,391	2,316	1,391
	$18,523	$20,472	$18,645	$61,779	$47,437

Table 5 - Non-Interest Expenses
	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands)	2018	2018	2017	2018	2017

Employees' compensation and benefits	$39,243	$39,555	$37,128	$119,482	$114,190
Occupancy and equipment	14,660	13,746	13,745	43,511	41,592
Deposit insurance premium	2,067	2,443	3,179	7,159	10,671
Other insurance and supervisory fees	1,143	1,258	1,174	3,607	3,446
Taxes, other than income taxes	3,534	3,637	3,763	11,027	11,184
Professional fees:
Collections, appraisals and other credit-related fees	2,150	1,650	2,295	5,399	6,819
Outsourcing technology services	5,215	5,127	5,403	15,465	16,155
Other professional fees	4,137	3,416	4,325	10,891	11,805
Credit and debit card processing expenses	4,147	3,766	3,737	11,450	10,134
Business promotion	3,860	4,016	3,244	10,452	9,717
Communications	1,642	1,582	1,603	4,706	4,774
Net loss on OREO operations	4,360	5,655	1,351	10,205	8,796
Other	4,707	4,365	4,667	13,754	13,282
Total	$90,865	$90,216	$85,614	$267,108	$262,565

Table 6 – Selected Balance Sheet Data

(In thousands)	As of
	September 30,	June 30,	December 31,
	2018	2018	2017
Balance Sheet Data:
Loans, including loans held for sale	$8,782,692	$8,721,106	$8,883,456
Allowance for loan and lease losses	200,563	222,035	231,843
Money market and investment securities	2,295,884	2,327,486	2,095,177
Intangible assets	39,620	40,483	42,351
Deferred tax asset, net	272,261	283,334	294,809
Total assets	12,209,700	12,384,862	12,261,268
Deposits	9,148,243	9,218,083	9,022,631
Borrowings	974,150	1,099,150	1,223,635
Total preferred equity	36,104	36,104	36,104
Total common equity	1,954,198	1,917,682	1,853,608
Accumulated other comprehensive loss, net of tax	(62,887)	(52,107)	(20,615)
Total equity	1,927,415	1,901,679	1,869,097

Table 7 – Loan Portfolio

Composition of the loan portfolio including loans held for sale at period-end.

(In thousands)	As of
	September 30,	June 30,	December 31,
	2018	2018	2017

Residential mortgage loans	$3,207,981	$3,238,001	$3,290,957

Commercial loans:
Construction loans	82,862	84,683	111,397
Commercial mortgage loans	1,506,502	1,533,308	1,614,972
Commercial and Industrial loans	2,068,256	2,009,049	2,083,253
Commercial loans	3,657,620	3,627,040	3,809,622

Finance leases	311,180	283,274	257,462

Consumer loans	1,540,172	1,491,976	1,492,435
Loans held for investment	8,716,953	8,640,291	8,850,476
Loans held for sale	65,739	80,815	32,980
Total loans	$8,782,692	$8,721,106	$8,883,456

Table 8 – Loan Portfolio by Geography

(In thousands)	As of September 30, 2018
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,346,273	$257,716	$603,992	$3,207,981

Commercial loans:
Construction loans	26,240	11,186	45,436	82,862
Commercial mortgage loans	1,024,792	80,025	401,685	1,506,502
Commercial and Industrial loans	1,342,841	110,857	614,558	2,068,256
Commercial loans	2,393,873	202,068	1,061,679	3,657,620

Finance leases	311,180	-	-	311,180

Consumer loans	1,436,483	45,848	57,841	1,540,172
Loans held for investment	6,487,809	505,632	1,723,512	8,716,953

Loans held for sale	38,502	27,000	237	65,739
Total loans	$6,526,311	$532,632	$1,723,749	$8,782,692

(In thousands)	As of June 30, 2018
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,374,276	$265,252	$598,473	$3,238,001

Commercial loans:
Construction loans	40,277	9,043	35,363	84,683
Commercial mortgage loans	1,057,317	81,317	394,674	1,533,308
Commercial and Industrial loans	1,311,854	113,883	583,312	2,009,049
Commercial loans	2,409,448	204,243	1,013,349	3,627,040

Finance leases	283,274	-	-	283,274

Consumer loans	1,390,099	45,774	56,103	1,491,976
Loans held for investment	6,457,097	515,269	1,667,925	8,640,291

Loans held for sale	50,030	30,138	647	80,815
Total loans	$6,507,127	$545,407	$1,668,572	$8,721,106

(In thousands)	As of December 31, 2017
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,413,379	$282,738	$594,840	$3,290,957

Commercial loans:
Construction loans	41,511	43,314	26,572	111,397
Commercial mortgage loans	1,127,409	95,464	392,099	1,614,972
Commercial and Industrial loans	1,373,714	116,323	593,216	2,083,253
Commercial loans	2,542,634	255,101	1,011,887	3,809,622

Finance leases	257,462	-	-	257,462

Consumer loans	1,389,560	46,412	56,463	1,492,435
Loans held for investment	6,603,035	584,251	1,663,190	8,850,476

Loans held for sale	30,397	325	2,258	32,980
Total loans	$6,633,432	$584,576	$1,665,448	$8,883,456

Table 9 – Non-Performing Assets

(Dollars in thousands)	September 30,	June 30,	December 31,
	2018	2018	2017
Non-performing loans held for investment:
Residential mortgage	$156,685	$162,539	$178,291
Commercial mortgage	117,397	142,614	156,493
Commercial and Industrial	34,551	76,887	85,839
Construction	9,071	14,148	52,113
Consumer and Finance leases	21,664	22,953	16,818
Total non-performing loans held for investment	339,368	419,141	489,554

OREO	135,218	143,355	147,940
Other repossessed property	3,992	4,271	4,802
Total non-performing assets, excluding loans held for sale	$478,578	$566,767	$642,296

Non-performing loans held for sale	44,177	54,546	8,290
Total non-performing assets, including loans held for sale (1)	$522,755	$621,313	$650,586

Past-due loans 90 days and still accruing (2)	$165,432	$171,737	$160,725
Allowance for loan and lease losses	$200,563	$222,035	$231,843
Allowance to total non-performing loans held for investment (3)	59.10%	52.97%	47.36%
Allowance to total non-performing loans held for investment, excluding residential real estate loans (4)	109.79%	86.53%	74.48%

(1)

Purchased credit impaired loans of $149.1 million accounted for under ASC 310-30 as of September 30, 2018, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(2)

Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of September 30, 2018 of approximately $31.1 million, primarily related to loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

(3)

The ratio of the allowance for loan and lease losses to non-performing loans held for investment, excluding the hurricane-related qualitative allowance, was 51.77%, 42.92%, and 36.00% as of September 30, 2018, June 30, 2018, and December 31, 2017, respectively.

(4)

The ratio of the allowance for loan and lease losses to non-performing loans held for investment, excluding residential real estate non-performing loans and the hurricane-related qualitative allowance, was 96.17%, 70.10%, and 56.63% as of September 30, 2018, June 30, 2018, and December 31, 2017, respectively.

Table 10– Non-Performing Assets by Geography

	As of
(In thousands)	September 30,	June 30,	December 31,
	2018	2018	2017
Puerto Rico:
Non-performing loans held for investment:
Residential mortgage	$127,772	$135,583	$147,852
Commercial mortgage	49,254	72,863	128,232
Commercial and Industrial	29,974	71,852	79,809
Construction	6,530	12,510	14,506
Finance leases	1,443	2,032	1,237
Consumer	19,225	19,740	14,885
Total non-performing loans held for investment	234,198	314,580	386,521

OREO	127,478	135,897	140,063
Other repossessed property	3,793	4,035	4,723
Total non-performing assets, excluding loans held for sale	$365,469	$454,512	$531,307
Non-performing loans held for sale	17,177	24,546	8,290
Total non-performing assets, including loans held for sale (1)	$382,646	$479,058	$539,597
Past-due loans 90 days and still accruing (2)	$162,065	$168,342	$151,724

Virgin Islands:
Non-performing loans held for investment:
Residential mortgage	$15,280	$15,753	$22,110
Commercial mortgage	19,891	20,371	25,309
Commercial and Industrial	4,577	5,035	6,030
Construction	2,541	1,638	37,607
Consumer	651	843	281
Total non-performing loans held for investment	42,940	43,640	91,337

OREO	7,074	7,015	6,306
Other repossessed property	54	62	26
Total non-performing assets, excluding loans held for sale	$50,068	$50,717	$97,669
Non-performing loans held for sale	27,000	30,000	-
Total non-performing assets, including loans held for sale	$77,068	$80,717	$97,669
Past-due loans 90 days and still accruing	$3,367	$3,395	$9,001

United States:
Non-performing loans held for investment:
Residential mortgage	$13,633	$11,203	$8,329
Commercial mortgage	48,252	49,380	2,952
Construction	-	-	-
Consumer	345	338	415
Total non-performing loans held for investment	62,230	60,921	11,696

OREO	666	443	1,571
Other repossessed property	145	174	53
Total non-performing assets, excluding loans held for sale	$63,041	$61,538	$13,320
Non-performing loans held for sale	-	-	-
Total non-performing assets, including loans held for sale	$63,041	$61,538	$13,320
Past-due loans 90 days and still accruing	$-	$-	$-

(1)

Purchased credit impaired loans of $149.1 million accounted for under ASC 310-30 as of September 30, 2018, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(2)

Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of September 30, 2018 of approximately $31.1 million, primarily related to loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Table 11 – Allowance for Loan and Lease Losses

	Quarter Ended						Nine-Month Period Ended
(Dollars in thousands)	September 30,		June 30,		September 30,		September 30,		September 30,
	2018		2018		2017		2018		2017

Allowance for loan and lease losses, beginning of period	$222,035		$225,856		$173,485		$231,843		$205,603
Provision for loan and lease losses	11,524	(1)	19,536	(2)	75,013	(3)	51,604	(4)	118,551
Net (charge-offs) recoveries of loans:
Residential mortgage	(7,483)		(4,855)		(6,856)		(15,374)		(20,408)
Commercial mortgage	(9,559)		(3,859)		(223)		(20,179)		(31,972)
Commercial and Industrial	(2,115)		(3,734)		(624)		(7,717)		(13,555)
Construction	(2,178)		(680)		(31)		(8,022)		(111)
Consumer and finance leases	(11,661)		(10,229)		(9,894)		(31,592)		(27,238)
Net charge-offs	(32,996)		(23,357)		(17,628)		(82,884)		(93,284)
Allowance for loan and lease losses, end of period	$200,563		$222,035		$230,870		$200,563		$230,870

Allowance for loan and lease losses to period end total loans held for investment (5)	2.30%		2.57%		2.60%		2.30%		2.60%
Net charge-offs (annualized) to average loans outstanding during the period	1.52%		1.07%		0.80%		1.27%		1.40%
Provision for loan and lease losses to net charge-offs during the period	0.35x		0.84x		4.26x		0.62x		1.27x
Provision for loan and lease losses to net charge-offs during the period, excluding effect of the hurricane-related qualitative reserve releases in the third quarter and second quarter of 2018, and hurricane-related provision in the third quarter and first nine months of 2017	0.43x		0.92x		0.48x		0.76x		0.56x

(1) Net of a $2.8 million net loan loss reserve release associated with the effects of Hurricanes Irma and Maria.
(2) Net of a $2.1 million net loan loss reserve release associated with the effects of Hurricanes Irma and Maria.
(3) Includes a provision of $66.5 million associated with the impact of Hurricanes Irma and Maria.
(4) Net of $11.2 million net loan loss reserve releases associated with the effect of Hurricanes Irma and Maria.
(5) The ratio of the allowance for loan and lease losses to total loans held for investment, excluding the hurricane-related qualitative allowance, was 2.02%, 2.08% and 1.85% as of September 30, 2018, June 30, 2018 and December 31, 2017, respectively.

Table 12 – Net Charge-Offs to Average Loans

	Nine-Month Period Ended	Year Ended
	September 30, 2018	December 31,	December 31,	December 31,	December 31,
	(annualized)	2017	2016	2015	2014

Residential mortgage	0.64%	0.79%	0.93%	0.55%	0.85%

Commercial mortgage	1.71%	2.42%	1.28%	3.12%	0.84%

Commercial and Industrial	0.50%	0.66%	1.11%	1.32%	2.27%

Construction	8.86%	2.05%	1.02%	1.42%	2.76%

Consumer and finance leases	2.38%	2.12%	2.63%	2.85%	3.46%

Total loans	1.27%	1.33%	1.37%	1.68%	1.84%

CONTACT:
First BanCorp.
John B. Pelling III, 787-729-8003
Investor Relations Officer
john.pelling@firstbankpr.com